Exhibit 99.1

Press Release

August 1, 2016	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q1 FY2017 Financial Results
Call scheduled for Tuesday, August 2, 2016 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

First Quarter Highlights

•
Net sales were $472 million and down 3% year over year. Core sales(1) declined 1%, excluding the 2% impact of the RHF product line exit, while acquisitions contributed 1% and foreign currency translation subtracted 1%.

•	GAAP diluted earnings per share from continuing operations was $0.18 compared with $0.20 in the prior year.

•	Adjusted earnings per share(1) was $0.35, compared with $0.32 in the prior year.

•	Adjusted EBITDA(1) was $79 million or 17% of net sales.

•	Increased exposure to consumer-facing markets with acquisition of Cambridge.

•	Total liquidity was $528 million ($183 million of cash plus $345 million of available borrowings).

Todd Adams, President and Chief Executive Officer, commented, “Our first quarter operating results were slightly better than our guidance, with core growth and margins in line. Although the industrial environment remains challenging, demand conditions in our nonresidential construction, aerospace, and food and beverage end markets continue to be favorable to growth and our investments in innovation and operational excellence initiatives are expected to drive incremental growth and value creation. During the quarter, we closed an important acquisition that provides new pathways to enhance our growth, while also reducing our outstanding debt by $100 million. Our supply chain optimization and footprint repositioning initiative remains on track to deliver $30 million of annualized cost savings as we exit this fiscal year.”

“The Process & Motion Control (“PMC”) platform benefited from stabilizing sell-through rates in our industrial distribution channels, plus the contribution of Cambridge after closing in early June. While our sales to process industry OEMs and end users continued to be down year over year, our core sales to consumer-facing end markets increased in the quarter and global aftermarket revenue was also up. We are excited about the combined capabilities of Cambridge and Rexnord and the incremental and tangible growth opportunities that we have identified and plan to capture. Operational execution is improving as expected in our Aerospace operations, where demand conditions continue to support our favorable core growth outlook. PMC margins reflect a peak in the short-term impact from elevated spending on our supply chain optimization and footprint repositioning project, our product innovation pipeline, and our market expansion initiatives.”

“Water Management platform operating results were consistent with our expectations as sales growth benefited from ongoing steady growth in our nonresidential construction end markets and the timing of shipments in our water and wastewater infrastructure end markets. Our previously disclosed exit from a non-core product line is proceeding as planned, and is expected to have a rapidly diminishing impact on our consolidated financial results. The substantial pipeline of projects in our nonresidential construction end markets supports our expectations for ongoing positive core sales growth, leveraged by our ongoing investments in continuous improvement initiatives and product innovation through the Rexnord Business System (“RBS”).

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Second Quarter and Fiscal 2017 Outlook and Guidance

Adams continued, “We are reaffirming our guidance for fiscal year 2017 adjusted earnings per share in a range of $1.47-1.57. We believe our unchanged outlook prudently balances the modest upside that was realized in our first quarter and the ongoing solid progress with our strategic growth and cost reduction initiatives with the increasingly volatile global business landscape. For the second quarter, we expect our net sales to be in the range of $492-$502 million and adjusted earnings per share to be in a range of $0.36-$0.39. Our first quarter results benefited from $0.03 of excess tax benefits on stock option exercises that were originally anticipated in our second quarter.”

First Quarter Fiscal 2017 Segment Highlights

Process & Motion Control
Process & Motion Control net sales were $264 million in the first quarter of fiscal 2017, down 3% year over year. The Cambridge acquisition contributed 2% after closing in early June, partially offsetting the 5% year over year decrease in core sales. Adverse OEM and end user demand across several of our industrial process end markets was partially offset by positive sales growth in our industrial distribution channels and our consumer-facing end markets.

Process & Motion Control income from operations for the first quarter of fiscal 2017 was $26 million, or 9.7% of net sales. Income from operations as a percentage of net sales decreased by 340 basis points year over year in the first quarter as a result of the lower level of sales, incremental investments in our innovation, market expansion, and footprint repositioning actions, as well as purchase accounting adjustments related to the Cambridge acquisition.

Adjusted EBITDA(1) in the first quarter was $49 million. Adjusted EBITDA as a percentage of net sales decreased 240 basis points year over year to 18.6%.

Water Management
Water Management net sales were $208 million in the first quarter of fiscal 2017. Core sales increased 3% year over year, which excludes a 5% adverse impact associated with the exit of the Rodney Hunt® Fontaine® (“RHF”) product line and a 1% unfavorable impact from foreign currency translation. Growth benefited from favorable demand in our nonresidential construction end markets as well as the timing of project shipments to our water and wastewater infrastructure end markets.

Water Management income from operations was $23 million for the first quarter of fiscal 2017. Operating margin was 10.9% of net sales, a decrease of 190 basis points year over year. Favorable volume growth in the core operations was leveraged with RBS-driven productivity gains to mitigate the impact of the RHF product line exit, higher restructuring expenses, and the timing of project shipments in our water and wastewater infrastructure end markets.

Adjusted EBITDA(1) in the first quarter was $38 million or 19.0% of sales (adjusted for the RHF product line exit). Comparable margin declined by 80 bps year over year.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions (including the Cambridge acquisition), divestitures (including the RHF product line exit) and foreign currency translation. Management believes that core sales facilitates easier and more meaniningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,800 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Tuesday, August 2, 2016 at 8:00 a.m. Eastern Time to discuss its fiscal 2017 first quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4301 1324

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, August 2, 2016 until 11:59 p.m. Eastern Time, August 9, 2016. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 4301 1324 #.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2016 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	First Quarter Ended
	June 30, 2016	June 30, 2015
Net sales	$471.8	$485.1
Cost of sales	306.4	315.3
Gross profit	165.4	169.8
Selling, general and administrative expenses	106.6	100.4
Restructuring and other similar charges	5.6	1.9
Amortization of intangible assets	14.6	14.3
Income from operations	38.6	53.2
Non-operating expense:
Interest expense, net	(23.7)	(21.6)
Other expense, net	(1.9)	(0.4)
Income before income taxes	13.0	31.2
(Benefit) provision for income taxes	(5.9)	10.0
Net income	18.9	21.2
Non-controlling interest loss	—	(0.1)
Net income attributable to Rexnord	$18.9	$21.3

Net income per share:
Basic	$0.19	$0.21
Diluted	$0.18	$0.20
Net income per share attributable to Rexnord:
Basic	$0.19	$0.21
Diluted	$0.18	$0.20
Weighted-average number of shares outstanding (in thousands):
Basic	101,685	101,409
Effect of dilutive equity awards	2,491	2,958
Diluted	104,176	104,367

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
First quarter ended June 30, 2016
(in Millions, except share and per share amounts) (Unaudited)

	First Quarter Ended
Adjusted EBITDA	June 30, 2016	June 30, 2015
Net income	$18.9	$21.2
Interest expense, net	23.7	21.6
Income tax (benefit) provision	(5.9)	10.0
Depreciation and amortization	29.0	28.2
EBITDA	65.7	81.0

Adjustments to EBITDA
Restructuring and other similar charges	5.6	1.9
Impact of RHF product line exit (1)	2.6	1.9
Stock-based compensation expense	2.3	1.9
Last-in first-out inventory adjustments	(0.1)	—
Impact of inventory fair value adjustment	1.0	—
Other expense, net (2)	1.9	0.4
Subtotal of adjustments to EBITDA	13.3	6.1
Adjusted EBITDA	$79.0	$87.1

	First Quarter Ended
Adjusted Net Income and Earnings Per Share	June 30, 2016	June 30, 2015
Net income from continuing operations	18.9	21.2
Supply chain optimization and footprint repositioning initiatives (3)	0.6	—
Impact of RHF product line exit (1)	2.9	2.4
Restructuring and other similar charges	5.6	1.9
Impact of inventory fair value adjustment	1.0	—
Amortization of intangible assets	14.6	14.3
Other expense, net (2)	1.9	0.4
Tax effect on above items	(9.4)	(6.8)
Adjusted net income from continuing operations	$36.1	$33.4

Weighted-average number of shares outstanding (in thousands)
Basic	101,685	101,409
Effect of dilutive equity awards	2,491	2,958
Diluted	104,176	104,367

Adjusted earnings per share - diluted	$0.35	$0.32
Net income per share from continuing operations - diluted (in accordance with GAAP)	$0.18	$0.20

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and related charges) is not included in Adjusted EBITDA in accordance with our credit agreement. Further, to enhance comparability between historical periods, the pre-tax loss of the RHF product line exit has also been excluded from our Adjusted earnings per share.

(2)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the three months ended June 30, 2016 for further information.

(3)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

	First Quarter Ended
	June 30, 2016		June 30, 2015
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$25.7	$22.7	$35.6	$27.4
Operating margin	9.7%	10.9%	13.1%	12.8%

Depreciation and amortization	19.3	9.7	19.2	9.0
Restructuring and other similar charges	2.4	3.2	1.3	0.6
Impact of inventory fair value adjustment	1.0	—	—	—
Stock-based compensation expense	0.5	0.4	0.6	0.3
Impact of RHF product line exit (1)	—	2.6	—	1.9
Last-in first-out inventory adjustments	0.2	(0.3)	0.3	(0.3)
Adjusted EBITDA	$49.1	$38.3	$57.0	$38.9
Adjusted EBITDA margin (2)	18.6%	19.0%	21.0%	19.8%

Second Quarter and Fiscal 2017 Earnings Guidance Reconciliation	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	September 30, 2016	March 31, 2017
Net income per diluted share (3)	$0.26 - $0.29	$0.94 to $1.04
Footprint repositioning and supply chain optimization	0.01	0.11
Restructuring and other similar charges	0.04	0.24
Impact of inventory fair value adjustment	0.01	0.02
Impact of RHF product line exit	—	0.03
Amortization of intangible assets	0.10	0.41
Other expense, net	—	0.02
Tax impact on adjustments	(0.06)	(0.30)
Adjusted net income per diluted share	$0.36 - $0.39	$1.47 - $1.57

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. The operating loss (excluding restructuring and related charges) is not included in Adjusted EBITDA in accordance with our credit agreement.

(2)
Calculation of Adjusted EBITDA margin for our Water Management platform excludes sales associated with the RHF product line. See reconciliation included within the supplemental data for additional details.

(3)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	First Quarter Ended
	June 30, 2016	June 30, 2015
Net income attributable to Rexnord	$18.9	$21.3
Other comprehensive (loss) income:
Foreign currency translation adjustments	(4.8)	4.4
Unrealized income on interest rate derivatives, net of tax	0.3	—
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(0.3)
Other comprehensive (loss) income, net of tax	(4.8)	4.1
Non-controlling interest loss	—	(0.1)
Total comprehensive income	$14.1	$25.3

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	June 30, 2016	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$183.2	$484.6
Receivables, net	305.4	317.6
Inventories, net	355.5	327.2
Other current assets	51.4	46.7
Total current assets	895.5	1,176.1
Property, plant and equipment, net	416.8	397.2
Intangible assets, net	586.1	520.9
Goodwill	1,317.9	1,193.8
Insurance for asbestos claims	32.0	32.0
Other assets	36.9	34.8
Total assets	$3,285.2	$3,354.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$0.7	$20.2
Trade payables	188.2	200.8
Compensation and benefits	49.8	54.0
Current portion of pension and postretirement benefit obligations	5.0	5.0
Other current liabilities	121.7	124.4
Total current liabilities	365.4	404.4

Long-term debt	1,821.3	1,899.9
Pension and postretirement benefit obligations	197.4	195.5
Deferred income taxes	209.4	186.0
Reserve for asbestos claims	32.0	32.0
Other liabilities	49.5	49.0
Total liabilities	2,675.0	2,766.8

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 102,710,986 at June 30, 2016 and 101,435,762 at March 31, 2016	1.0	1.0
Additional paid-in capital	863.7	856.2
Retained deficit	(110.7)	(129.6)
Accumulated other comprehensive loss	(143.8)	(139.0)
Total Rexnord stockholders' equity	610.2	588.6
Non-controlling interest	—	(0.6)
Total stockholders' equity	610.2	588.0
Total liabilities and stockholders' equity	$3,285.2	$3,354.8

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015
Operating activities
Net income	$18.9	$21.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14.4	13.9
Amortization of intangible assets	14.6	14.3
Amortization of deferred financing costs	0.7	0.5
Loss (gain) on dispositions of property, plant and equipment	0.1	(0.1)
Deferred income taxes	(10.3)	(1.7)
Other non-cash charges (benefits)	1.6	(1.6)
Stock-based compensation expense	2.3	1.9
Changes in operating assets and liabilities:
Receivables	13.6	4.3
Inventories	(17.4)	(3.8)
Other assets	(0.6)	1.0
Accounts payable	(16.4)	(42.8)
Accruals and other	(1.9)	0.8
Cash provided by operating activities	19.6	7.9

Investing activities
Expenditures for property, plant and equipment	(12.0)	(7.7)
Acquisitions, net of cash acquired	(214.4)	1.1
Proceeds from dispositions of long-lived assets	0.9	0.5
Cash used for investing activities	(225.5)	(6.1)

Financing activities
Repayments of long-term debt	(80.4)	(4.9)
Repayments of short-term debt	(19.5)	(0.7)
Proceeds from exercise of stock options	6.1	—
Deferred acquisition payment	(0.3)	—
Repurchase of Company common stock	—	(40.0)
Excess tax benefit on exercise of stock options	—	1.0
Cash used for financing activities	(94.1)	(44.6)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	2.2
Decrease in cash and cash equivalents	(301.4)	(40.6)
Cash and cash equivalents at beginning of period	484.6	370.3
Cash and cash equivalents at end of period	$183.2	$329.7

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2017
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$263.7				$263.7
Water Management, as adjusted (1)	201.6				201.6
Total, as adjusted (1)	$465.3				$465.3

Sales growth
Core growth	(1)%				(1)%
Currency translation	(1)%				(1)%
Acquisition/divestiture	(1)%				(1)%
Reported growth	(3)%				(3)%

Adjusted EBITDA
Process & Motion Control	$49.0				$49.0
Water Management	38.3				38.3
Corporate	(8.3)				(8.3)
Total	$79.0				$79.0

Adjusted EBITDA %
Process & Motion Control	18.6%				18.6%
Water Management	19.0%				19.0%
Total (including Corporate)	17.0%				17.0%

	Fiscal 2016
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$271.6	$268.8	$265.8	$294.1	$1,100.3
Water Management, as adjusted (1)	196.6	208.5	188.2	191.2	784.5
Total, as adjusted (1)	$468.2	$477.3	$454.0	$485.3	$1,884.8

Sales growth
Core growth	(2)%	(5)%	(4)%	(3)%	(3)%
Currency translation	(5)%	(5)%	(4)%	(2)%	(4)%
Acquisition/divestiture	2%	2%	1%	—%	1%
Reported growth	(5)%	(8)%	(7)%	(5)%	(6)%

Adjusted EBITDA
Process & Motion Control	$57.0	$55.7	$56.6	$65.0	$234.3
Water Management	38.9	43.5	43.4	33.6	159.4
Corporate	(8.8)	(6.1)	(7.9)	(5.4)	(28.2)
Total	$87.1	$93.1	$92.1	$93.2	$365.5

Adjusted EBITDA %
Process & Motion Control	21.0%	20.7%	21.3%	22.1%	21.3%
Water Management	19.8%	20.9%	23.1%	17.6%	20.3%
Total (including Corporate)	18.6%	19.5%	20.3%	19.2%	19.4%

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management and consolidated financial information that has been adjusted to exclude the RHF product line. Refer to the "Reconciliation of GAAP to Non-GAAP Financial Measures" schedules below.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2017 and Fiscal 2016 Quarterly Results
(in Millions) (Unaudited)

Reconciliation of Water Management Net Sales to Water Management Net Sales Excluding RHF:

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$208.1				$208.1
Less RHF net sales (1)	(6.5)				(6.5)
Water Management net sales, as adjusted (1)	$201.6	$—	$—	$—	$201.6

	Fiscal 2016
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$213.5	$217.1	$194.4	$198.5	$823.5
Less RHF net sales (1)	(16.9)	(8.6)	(6.2)	(7.3)	(39.0)
Water Management net sales, as adjusted (1)	$196.6	$208.5	$188.2	$191.2	$784.5

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management net sales that has been adjusted to exclude the RHF product line.